PROXY STATEMENT COVER SHEET, AS REQUIRED BY RULE 14a-6(m) (INSERT AT PAGE B-17):

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the registrant  /X/
Filed by a Party other than the registrant  / /
Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              LOCKHEED CORPORATION
- ----------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              LOCKHEED CORPORATION
- ----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

- ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- ----------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- ----------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- ----------------------------------------------------------------------------

    (3) Filing party:

- ----------------------------------------------------------------------------

    (4) Date filed:

- ----------------------------------------------------------------------------



- --------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                              [LOCKHEED STAR LOGO]

                          4500 Park Granada Boulevard
                          Calabasas, California 91399

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 1994

                            ------------------------

TO THE STOCKHOLDERS OF
  LOCKHEED CORPORATION:

     Notice is hereby given that the Annual Meeting of Stockholders of Lockheed Corporation will be held at the Burbank Airport Hilton Convention Center, 2500
N. Hollywood Way, Burbank, California on Tuesday, May 10, 1994, at 9:30 a.m., local time, to consider and vote upon:

     1. Election of a Board of fourteen directors. The attached Proxy Statement, which is a part of this Notice, includes the names of the nominees intended to be presented by the Board of Directors for election.

     2. Election of Ernst & Young as the Corporation's independent auditors for the year 1994.

     3. A Stockholder proposal, if properly presented at the Annual Meeting, regarding the space-based nuclear defense system.

     4. A Stockholder proposal, if properly presented at the Annual Meeting, to suspend the Management Incentive Compensation Plan to impose other restrictions on management compensation.

     5. A Stockholder proposal, if properly presented at the Annual Meeting, regarding endorsement of the Coalition for Environmentally Responsible Economies principles.

     The Board of Directors has fixed the close of business on March 21, 1994, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy in the enclosed envelope. You may revoke your proxy at any time before it is voted.

Dated: April 7, 1994

                                          By Order of the Board of Directors,
                                                    CAROL R. MARSHALL
                                                        Secretary

               LOCATION OF LOCKHEED ANNUAL MEETING OF STOCKHOLDERS:

                    Burbank Airport Hilton Convention Center
                             2500 N. Hollywood Way
                              Burbank, California

                                 [LOCATION MAPS]

                              LOCKHEED CORPORATION

                                PROXY STATEMENT

                                 APRIL 7, 1994

     This Proxy Statement is furnished by the Board of Directors of Lockheed Corporation (respectively, the "Board of Directors" and the "Corporation") in connection with the solicitation on its behalf of proxies for use at the Annual Meeting of Stockholders to be held on May 10, 1994, and at any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting has been called to consider and vote upon the election of Directors, the election of Ernst & Young as the Corporation's independent auditors for the year 1994, and, if properly presented at the Annual Meeting, three proposals submitted by stockholders. This Proxy Statement and the accompanying Proxy are being sent to stockholders on or about April 7, 1994.

                             VOTING BY STOCKHOLDERS

     Only holders of record of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), at the close of business on March 21, 1994, are entitled to receive notice of and to vote at the Annual Meeting. As of March 21, 1994, there were 62,812,286 shares of Common Stock issued, outstanding and entitled to vote.

     Each share of Common Stock entitles the holder thereof to one vote. Stockholders may not cumulate their voting rights so as to cast more than one vote for an individual director candidate. The holders of a majority of the shares voting at the meeting will be able to elect all of the Directors if they choose to do so, and, in such event, the other stockholders will be unable to elect any Director or Directors. The candidates, up to the number of Directors to be elected, receiving the highest number of votes shall be elected. The election of auditors and action with respect to stockholder proposals will require the affirmative vote of holders of a majority of the Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting.

     All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein, or, in the absence of appropriate instructions, for Items 1 and 2 and against Items 3, 4, and 5 thereof. A proxy may be revoked at any time prior to being voted by filing a written notice of revocation with the Secretary of the Corporation or by presentation of a subsequent proxy.

     It is the Corporation's general policy to keep confidential proxy cards, ballots, and voting tabulations that identify individual stockholders, except where disclosure is mandated by law, such disclosure of a stockholder's vote is expressly requested by that stockholder, or during a contested election, and that the tabulators and inspectors of election be independent and not employees of the Corporation.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Corporation to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast".

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares identified as held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter, such "broker non-vote" shares will be treated as not present and not entitled to vote (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

     Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card, as summarized above.

     The Board of Directors has no present intention to present to the meeting for action any matters other than those described in this proxy statement and matters incident to the conduct of the meeting. If any other business comes before the meeting or any adjournment thereof (including but not limited to matters of which the Board of Directors is currently unaware) for which specific authority has not been solicited from the stockholders, then to the extent permitted by law, including the rules of the Securities and Exchange Commission, the proxy grants to the persons named therein the discretionary authority to vote thereon in accordance with their best judgment.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, fourteen persons will be elected to serve as the Corporation's Board of Directors until the next Annual Meeting of Stockholders and until their successors are elected. The proxy holders intend to vote each share represented by each proxy for the fourteen nominees named below unless specific contrary instructions are given in the proxy. Each of the nominees has consented to be named as a nominee in this Proxy Statement. In the event any nominee should become unable to serve as a Director, votes represented by the proxies will be voted by the proxy holders in their discretion for another person nominated by the Board.

     The following table sets forth the name of each director and nominee for election to the Board of Directors, age, principal occupation and the name and principal business of any corporation or organization in which such occupation is carried on, the period during which the director has served, and the number of shares of Common Stock beneficially owned, directly or indirectly, as of February 28, 1994 unless otherwise indicated. Each of the nominees owns beneficially less than 1% of the Corporation's outstanding Common Stock. Unless otherwise indicated, and except as such powers may be shared with their spouses, the nominees have sole voting and investment power with respect to the shares indicated below.

                                                                                               NUMBER
                                                                                                 OF
                                         PRINCIPAL BUSINESS EXPERIENCE                         SHARES
                                           DURING PAST FIVE YEARS AND            DIRECTOR       HELD
          NAME             AGE                 OTHER INFORMATION                  SINCE     BENEFICIALLY
- -------------------------  ---    --------------------------------------------   --------   ------------
Lynne V. Cheney            51     W. H. Brady, Jr., Distinguished Fellow at        1994            300
                                  the American Enterprise Institute for Public
                                  Policy Research, an independent, nonpartisan
                                  organization sponsoring original research on
                                  domestic and international economic policy,
                                  foreign and defense policy, and social and
                                  political issues since 1992; served as
                                  Chairman of the National Endowment for the
                                  Humanities, an independent federal agency
                                  supporting education, research,
                                  preservation, and public programs in hu-
                                  manities, 1986-1992; director of Reader's
                                  Digest Association and IDS Mutual Fund Group
Lodwrick M. Cook           65     Chairman of the Board and Chief Executive        1991          1,294(3)
                                  Officer of ARCO, an integrated petroleum,
                                  coal, and chemical company, since January,
                                  1986; served as President and Chief
                                  Executive Officer of ARCO since October
                                  1985; served as a director of ARCO since
                                  1980; served as an executive officer of ARCO
                                  since 1970; director of H. F. Ahmanson &
                                  Company; director of Home Savings of America
                                  and Chairman of the Board of Directors of
                                  ARCO Chemical Company

                                                                                               NUMBER
                                                                                                 OF
                                         PRINCIPAL BUSINESS EXPERIENCE                         SHARES
                                           DURING PAST FIVE YEARS AND            DIRECTOR       HELD
          NAME             AGE                 OTHER INFORMATION                  SINCE     BENEFICIALLY
- -------------------------  ---    --------------------------------------------   --------   ------------
Houston I. Flournoy        64     Special Assistant to the President for           1976          1,074(3)
                                  Governmental Affairs, University of Southern
                                  California, Sacramento, California, since
                                  August 1981; Professor of Public
                                  Administration, University of Southern Cali-
                                  fornia, Sacramento, California, 1981 to
                                  1993; served as Vice President for
                                  Governmental Affairs, University of Southern
                                  California, Los Angeles, 1978 to 1981;
                                  director of Fremont General Corporation and
                                  Tosco Corporation
James F. Gibbons           62     Dean of the School of Engineering, Stanford      1985            2,309(3)
                                  University, Stanford, California, since
                                  September 1984; Professor of Electronics,
                                  Stanford University, since 1964; director of
                                  Raychem Corporation
Robert G. Kirby            68     Senior Partner, The Capital Group Partners       1990          1,452(3)
                                  L.P., since 1991; formerly Chairman of the
                                  Board of Capital Guardian Trust Company, a
                                  wholly-owned subsidiary of The Capital
                                  Group, Inc., an investment manager for
                                  pension funds and mutual funds, 1976 to
                                  1991; director of Capital Guardian Trust
                                  Company and Quiksilver Inc.; member of Board
                                  of Governors of the Pacific Stock Exchange,
                                  Incorporated
Lawrence O. Kitchen        70     Chairman of the Executive Committee of the       1975         25,611(1)(3)
                                  Corporation since January 1, 1989; served as
                                  Chairman of the Board and Chief Executive
                                  Officer of the Corporation, 1986 to 1988;
                                  served as President and Chief Operating
                                  Officer of the Corporation, 1975 to 1985;
                                  director of BankAmerica Corporation and Bank
                                  of America NT&SA
Vincent N. Marafino        63     Vice Chairman of the Board and Chief             1980        218,079(1)(2)
                                  Financial and Administrative Officer of the
                                  Corporation since August 1, 1988; served as
                                  Executive Vice President -- Chief Financial
                                  and Administrative Officer of the
                                  Corporation, 1983 to 1988; served as an
                                  executive officer of the Corporation since
                                  1971
J. J. Pinola               68     Served as Chairman of the Board and Chief        1983          1,074(3)(4)
                                  Executive Officer of First Interstate
                                  Bancorp, 1978 to 1990; director of First
                                  Interstate Bancorp, several First Interstate
                                  subsidiaries, SCEcorp, and Southern
                                  California Edison Company
David S. Potter            69     Served as Chairman of the Board of John          1987          4,844(3)
                                  Fluke Manufacturing Company, Inc., an
                                  electronic instrument and sensor firm,
                                  Everett, Washington, 1990-1991; retired Vice
                                  President and Group Executive of General
                                  Motors Corporation; served as Vice Presi-
                                  dent of General Motors Corporation, 1976 to
                                  1985; director of John Fluke Manufacturing
                                  Company, Inc.

                                                                                               NUMBER
                                                                                                 OF
                                         PRINCIPAL BUSINESS EXPERIENCE                         SHARES
                                           DURING PAST FIVE YEARS AND            DIRECTOR       HELD
          NAME             AGE                 OTHER INFORMATION                  SINCE     BENEFICIALLY
- -------------------------  ---    --------------------------------------------   --------   ------------
Frank Savage               55     Chairman of the Board of Alliance Corporate      1990          1,419(3)
                                  Finance Group Incorporated, an investment
                                  management company, since 1993; Senior Vice
                                  President of The Equitable Life Assurance
                                  Society of the United States since 1987;
                                  former Chairman of the Board of Equitable
                                  Capital Management Corporation, 1992- 1993;
                                  and former Vice Chairman of the Board of
                                  Equitable Capital Management Corporation,
                                  1986- 1992; director of Alliance Capital
                                  Management Corporation, ARCO Chemical
                                  Company, and Lexmark Corporation; trustee of
                                  Johns Hopkins University and the Council on
                                  Foreign Relations; director of the Boys Club
                                  of Harlem, New York Philharmonic, and
                                  Essence Communications Inc.; and former U.S.
                                  Presidential appointee to the Board of
                                  Directors of U.S. Synthetic Fuels
                                  Corporation
Daniel M. Tellep           62     Chairman of the Board and Chief Executive        1987        241,909(1)(2)(5)
                                  Officer of the Corporation since January 1,
                                  1989; served as President of the
                                  Corporation, August 1988 to December 1988;
                                  served as Group President -- Missiles and
                                  Space Systems of the Corporation, 1986 to
                                  1988, and President, Lockheed Missiles &
                                  Space Company, Inc., a wholly-owned
                                  subsidiary of the Corporation, 1984 to 1988;
                                  served as an executive officer of the
                                  Corporation since March 1983; director of
                                  First Interstate Bancorp, Southern
                                  California Edison Company, and SCEcorp.
Carlisle A. H. Trost       63     Retired Admiral, U.S. Navy, 1990; Chief of       1990            650(3)
                                  Naval Operations, United States Navy,
                                  1986-1990; also served as Commander in
                                  Chief, U.S. Atlantic Fleet, Commander U.S.
                                  Seventh Fleet, and Deputy Commander in Chief
                                  of the U.S. Pacific Fleet; director of
                                  Louisiana Land and Exploration Company,
                                  General Public Utilities Corp., and General
                                  Public Utilities -- Nuclear Corp., Burdeshaw
                                  Associates Ltd., Precision Components
                                  Corporation, and Bird-Johnson Company; and
                                  Trustee of the U.S. Navy Academy Foundation
James R. Ukropina          56     Partner, O'Melveny & Myers, a law firm, Los      1988          1,074(3)
                                  Angeles, California, since 1992; former
                                  Chairman of the Board and Chief Executive
                                  Officer of Pacific Enterprises, a
                                  diversified holding company, 1989 to 1991;
                                  served as President of Pacific Enterprises,
                                  1986 to 1989; served as Executive Vice
                                  President and General Counsel of Pacific
                                  Lighting Corporation, 1984 to 1986; director
                                  of Pacific Mutual Life Insurance Company and
                                  member of the Board of Trustees of Stanford
                                  University

                                                                                               NUMBER
                                                                                                 OF
                                         PRINCIPAL BUSINESS EXPERIENCE                         SHARES
                                           DURING PAST FIVE YEARS AND            DIRECTOR       HELD
          NAME             AGE                 OTHER INFORMATION                  SINCE     BENEFICIALLY
- -------------------------  ---    --------------------------------------------   --------   ------------
Douglas C. Yearley         58     Chairman of the Board, President and Chief       1990          1,074(3)
                                  Executive Officer of Phelps Dodge
                                  Corporation, a producer of copper and copper
                                  products, carbon blacks, and wheels and rims
                                  for medium and heavy trucks, Phoenix,
                                  Arizona, serving as Chairman and Chief
                                  Executive Officer since 1989 and President
                                  since 1991; served as Executive Vice
                                  President of Phelps Dodge Corporation from
                                  1987 to 1989; served as President of Phelps
                                  Dodge Industries, a division of Phelps Dodge
                                  Corporation, from 1988 to 1990; served as
                                  Senior Vice President of Phelps Dodge
                                  Corporation from 1982 to 1986; director of
                                  Phelps Dodge Corporation, J.P. Morgan & Co.
                                  Incorporated, Morgan Guaranty Trust Company
                                  of New York and USX Corporation

- ------------

(1) Shares held beneficially by Messrs. Kitchen, Marafino and Tellep include 21,000 shares, 175,998 shares, and 231,433 shares, respectively, which are subject to presently exercisable options or options which are exercisable within sixty days after February 28, 1994.

(2) Includes shares held under the Lockheed Salaried Employees Savings Plan Plus (the "Savings Plan") as of December 31, 1993.

(3) Includes shares held in trust under the Directors' deferred compensation plan described below. As of February 28, 1994, Messrs. Cook, Flournoy, Gibbons, Kirby, Kitchen, Pinola, Potter, Savage, Trost, Ukropina and Yearley have been credited with 1,294; 74; 1,309; 1,452; 74; 74; 4,744;
    669; 650; 74 and 74 shares, respectively, pursuant to such plan. The Directors do not have or share voting or investment power for their respective shares held in the trust, except in the event of a tender offer.

(4) Includes 1,000 shares held in a trust of which Mr. Pinola and his wife are trustees and with respect to which he has shared voting and investment power.

(5) Includes 9,635 shares held in a trust of which Mr. Tellep and his wife are trustees and with respect to which he has shared voting and investment power.

     During the Corporation's last fiscal year, ten regularly scheduled and special meetings of the Board of Directors were held. In addition an aggregate of fifteen meetings of committees of the Board of Directors were held during that period. Attendance at Board of Directors meetings and committee meetings averaged 87% among all Directors during 1993. With the exception of Messrs. Cook, Gibbons and Savage, each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served. It should be noted that the Corporation's Directors discharge their responsibilities throughout the year not only at such Board of Directors and committee meetings, but through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Corporation.

     The Corporation's standard arrangement with respect to remuneration of non-employee Directors includes an annual cash payment of $25,000 and payment of $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors attended by a Director. Under a deferred compensation plan, all or a portion of such remuneration may be deferred to periods following the time a participant ceases to be a Director. In addition, $5,000 is paid annually on behalf of each non-employee Director to a trust maintained under the deferred compensation plan for the purpose of purchasing Common Stock on the open market for the benefit of such non-employee Directors. Prior to 1993, Directors could also direct a portion of the annual cash payment and meeting fees to the trust for the purchase of Common Stock. Stock held by the trust is distributable after a participant ceases to be a Director. In the event a participant's status as a Director is involuntarily terminated other than by death, all deferred cash remuneration and all Common Stock in the Director's trust account will be distributed within fifteen days of such termination.

     Non-employee Directors who have ceased to be Directors and who have reached age 65 with five or more years of service on the Board of Directors are entitled to receive an annual retirement benefit equal to the amount of the annual fee, including the portion contributed to the trust for the purchase of Common Stock, in effect on the date the Director ceases to be a Director. These amounts will be paid monthly to the retired Director, or upon death to the surviving spouse, for a period equal to the number of years, up to twenty, that the Director served on the Board of Directors. Alternatively, the Directors may elect a lump sum payment in lieu of monthly payments. The trust established by the Corporation for the purpose of securing the payment of benefits provided under certain executive benefit plans in the event of a change in control of the Corporation also covers this Director retirement benefit.

     During the Corporation's last fiscal year, the Corporation paid Mr. Kitchen $50,000 in consideration for consultant services rendered to the Corporation in 1993.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Management Development and Compensation, and Nominating committees.

     The Audit Committee is presently composed of Messrs. Flournoy, Kirby, Pinola, Potter, and Ukropina. During the Corporation's last fiscal year the Audit Committee held six meetings. The functions performed by the Audit Committee include recommending to the Board of Directors the independent auditors to be nominated by the Board of Directors for election by the stockholders; monitoring the performance of the independent auditors as elected by the stockholders; reviewing the scope of the audit to be conducted by the independent auditors and the results of the audit; reviewing the non-audit services provided by the independent auditors; reviewing the independence of the independent auditors and the range of audit and non-audit fees of the independent auditors; reviewing the organization and performance of the Corporation's internal systems of audit and financial controls; reviewing the Corporation's environmental, safety, and health policies and procedures; and reviewing the Corporation's business practices programs and compliance by employees of the Corporation with significant policies of the Corporation.

     The Management Development and Compensation Committee (the "Compensation Committee") is presently composed of Messrs. Cook, Gibbons, Pinola, Potter, and Yearley. During the Corporation's last fiscal year the Compensation Committee held four meetings. The functions performed by the Compensation Committee include the administration of the Corporation's Management Incentive Compensation Plan, Long Term Performance Plan, and employee stock option plans; the review of compensation of senior management employees; the consideration of proposed candidates for senior officer positions; the appraisal of performance of management; and the review of plans and programs for succession to senior management positions of the Corporation.

     The Nominating Committee is presently composed of Messrs. Cook, Gibbons, Kirby, Pinola, Savage, and Trost. During the Corporation's last fiscal year, the Nominating Committee held two meetings. The functions performed by the Nominating Committee include the recommendation to the Board of Directors of nominees to be proposed for election to the Board of Directors at annual meetings of stockholders and at other appropriate times. The Nominating Committee will consider candidates for election as Directors of the Corporation recommended by stockholders of the Corporation. Any such recommendation by a stockholder must be submitted in writing to the Chairman of the Nominating Committee, Lockheed Corporation, care of the Secretary, Lockheed Corporation, 4500 Park Granada Boulevard, Calabasas, California 91399. Nominations of Directors other than those made by the Board of Directors may be made only pursuant to notice in writing to the Secretary delivered to and received by the Corporation not less than sixty days or more than ninety days prior to the meeting, unless less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case the notice must be received prior to the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. The notice must include the information specified in
Section 3.03 of the

Bylaws of the Corporation, a copy of which may be obtained upon written request to the Secretary of the Corporation at the address appearing on the cover of this Proxy Statement.

     Other committees of the Board of Directors consist of the Executive Committee presently composed of Messrs. Kirby, Kitchen, Pinola, Potter, Tellep, and Ukropina and the Finance Committee presently composed of Messrs. Flournoy, Kitchen, Marafino, Pinola, Savage, Trost, Ukropina, and Yearley.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Ukropina served as a member of the Compensation Committee until December 1993. The firm of O'Melveny & Myers, of which Mr. Ukropina is a partner, renders legal services to the Corporation and its subsidiaries.

                             EXECUTIVE COMPENSATION

     The Compensation Committee's report on executive compensation is set forth below.

     The following report of the Compensation Committee shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part thereof.

        REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

     The Management Development and Compensation Committee (the "Compensation Committee" or "Committee") is presently composed of non-employee directors including Messrs. Cook, Gibbons, Pinola, Potter, and Yearley. Mr. Ukropina was also a member of the Compensation Committee in 1993 but resigned as a member of the Committee on December 7, 1993. No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries. The functions performed by the Compensation Committee include the review of the compensation of senior management employees; the consideration of proposed candidates for senior officer positions; the appraisal of the performance of management; the review of plans and programs of succession to senior management positions of the Corporation; and the administration of the Corporation's Management Incentive Compensation Plan (the "MICP"), Long Term Performance Plan (the "LTPP"), and the 1992 Employee Stock Option Program.

     Hewitt Associates ("Hewitt"), an independent, nationally recognized, compensation and benefit consulting firm periodically provides information to the Compensation Committee with respect to the competitiveness of compensation paid to senior officers of the Corporation. In doing so, Hewitt takes into account how compensation paid to the Corporation's senior executives compares to compensation paid to similarly situated executives at other aerospace companies, including those companies in the peer group set forth in the Stock Price Performance Graph. Members of the Compensation Committee also review compensation survey information prepared by other recognized consulting firms. It has also been the practice of the Compensation Committee to meet with Hewitt from time to time.

COMPENSATION PLAN ELEMENTS

     The Corporation's executive compensation program includes four basic elements: base salary; the Management Incentive Compensation Plan award based on annual individual and corporate performance; the Long Term Performance Plan award based on three-year cycles; and the stock option program. Incentive compensation awards provide each executive with opportunities to improve total compensation and can be a significant portion of the executive's total cash compensation.

COMPENSATION PHILOSOPHY

     At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executives of the Corporation and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Corporation and are administered in an appropriate fashion in the long-term interests of the Corporation and its stockholders. The

Committee, through the various incentive awards described herein, also seeks to align total compensation for senior management with corporate performance. Committee actions related to the compensation of the Chief Executive Officer of the Corporation are submitted to the full board for ratification.

     The Corporation's compensation philosophy for senior executives provides that a significant portion of total compensation be incentive-oriented and also provides for recognition of contributions to the attainment of the Corporation's financial and business objectives (described in more detail below). Within this philosophy and as discussed more fully below, base salaries are set at levels somewhat less than industry averages for base salaries, and executives, under the incentives provided in the MICP and LTPP elements of the overall compensation plan, have the opportunity to achieve industry level total compensation based on performance against both short and long term objectives.

     For the executive officers named in the Summary Compensation Table, on average incentive awards comprised approximately 51 percent of the total 1993 salary and incentive compensation.

COMMENTS ON 1993 PERFORMANCE

     During 1993 the Corporation experienced, generally, excellent performance, and return to stockholders in the form of share price appreciation and dividends was 25 percent. As reported on the Stock Price Performance Graph, this return was below the average of the peer companies, but above the Standard & Poor's 500 Index. The year was also noteworthy for the successful integration of the Fort Worth fighter business which was acquired in February 1993, a 19 percent increase in earnings per share, and generation of positive cash flow which enabled the Corporation to significantly reduce net debt. These are specific factors that the Committee considered with respect to its decisions regarding Mr. Tellep's base salary and awards under the Corporation's 1992 Employee Stock Option Program.

     1993 BASE SALARIES

          As discussed above, the Committee has been advised that base salaries for the Corporation's executive officers are generally somewhat below the averages for executive officers at comparable companies in the industry. The group of comparable companies (the "Index Group") includes the peer companies set forth in the Stock Price Performance Graph (with the exception of Loral, which is not a participant in the compensation studies conducted by Hewitt), and also Allied Signal, Boeing, FMC, GenCorp, Sunstrand, TRW and United Technologies. This broader base of companies is used for comparison of base salaries since, in the Committee's view, the competition for hiring executives extends beyond the direct competitor peer group. The Committee also believes that this provides a more balanced and complete reference with respect to the level of base salaries. Base salaries reflect time in position and a subjective evaluation of individual duties, scope of responsibility, and individual performance. The Committee focuses primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee does not target a specific percentile range or rank within the Index Group in determining base salaries for executive officers.

          The Committee determined, based upon the specific factors outlined above and on its subjective evaluation of his performance, leadership, and contributions to increase long term stockholder value, and also taking into consideration that at his request he was not granted a salary increase last year, Mr. Tellep merited a salary increase of 6.7 percent for the period of September 1993 to September 1994. As to the remaining top four officers as a group, the average salary increase granted in September 1993 was 6 percent.

     MANAGEMENT INCENTIVE COMPENSATION PLAN AWARDS (MICP)

          The primary purpose of the MICP is to reward executives for annual attainment of financial and operational objectives. The MICP provides an opportunity for annual cash bonuses based on the Committee's subjective evaluation of the performance of the Corporation or operating subsidiary against certain pre-established objectives and a subjective appraisal of each executive's contribution to such performance. Bonuses are determined by a formula which takes into account these evaluations and which can result in a bonus ranging from zero to 94 percent of base salary. The actual percentage is determined based upon the Committee's subjective evaluation of each individual officer's performance. Awards under the MICP are generally made in February of each year for performance in the previous year.

          With respect to the year ended December 26, 1993, and for purposes of determining awards under the MICP for Mr. Tellep and the other four named executive officers, the Committee measured the Corporation's and operating subsidiaries' performance against various financial objectives (e.g., increase in earnings per share and program profit margins), business development objectives (e.g., obtaining certain program wins), operations objectives (e.g., satisfactory achievement of program milestones and quality standards), and other significant objectives such as the completion of the acquisition of the Fort Worth Division of General Dynamics. The Committee believes that the specific criteria used in determining the awards under the MICP constitute proprietary and confidential information, the disclosure of which would adversely affect the Corporation. In the case of Mr. Tellep, his annual bonus represented approximately 85 percent of base salary or approximately 40 percent of his total cash compensation. As to the remaining four named executive officers as a group, on the average the annual bonus represents 83 percent of base salary or approximately 41 percent of total cash compensation.

     LONG TERM PERFORMANCE PLAN AWARDS (LTPP)

          The primary purpose of the LTPP is to provide an incentive for positive longer term performance of the Corporation and the executive. The LTPP provides an opportunity for a bonus which is determined by a formula (as described below) based on management performance measured against certain specific criteria and improvement in total stockholder value during a three-year performance cycle, which are the internal and external measurement factors of the plan. The long-term bonus opportunity for the 1990-92 three-year cycle paid in 1993 was determined based on achievement of a combination of the factors, which achievements were audited by the Corporation's independent auditors, Ernst & Young. For the three-year cycle, the external factors consisted of total stockholder return compared with the Standard & Poor's 400 Industrials and performance of a group of aerospace companies consisting of Grumman, McDonnell Douglas, Martin Marietta, Northrop, General Dynamics, Rockwell, TRW, and Raytheon. The internal measures consisted of predetermined targets of cash flow return on assets and the achievement of signing funded contracts. The specific criteria and target levels have not been disclosed because the Committee believes they are proprietary in nature and the disclosure would be detrimental to the Corporation. The LTPP Award for the 1990-92 cycle paid to Mr. Tellep was approximately 13 percent of his total cash compensation. As to the remaining four named executive officers as a group, on the average, the LTPP award for the 1990-92 cycle was approximately 10 percent of total cash compensation.

     STOCK OPTION PROGRAM

          The 1992 Employee Stock Option Program authorizes the Committee to make grants and awards of stock options and stock appreciation rights to senior executives. The purpose of the option program is to provide additional incentives to employees to strive to maximize stockholder value. The option program utilizes vesting periods to encourage key employees to continue in the employ of the Corporation. Executives who were awarded stock options received a fixed number of options based on a number of factors. In determining the amounts of the grants of stock options, the Compensation Committee recommended individual awards for each of the executive officers based upon the Committee's subjective evaluation of the scope of the optionee's responsibilities, contributions to the performance of the Corporation, and individual performance expectations. The number of shares held by an executive officer is not a factor in determining the size of current option grants. The number of options previously awarded to executive officers is reviewed but is not an important factor in determining the size of current option grants.

          Based upon Mr. Tellep's leadership in concluding the Fort Worth transaction and the Committee's evaluation of Mr. Tellep's contribution as Chief Executive Officer to the overall level of performance of the Corporation, the Committee approved a grant to Mr. Tellep of options to purchase 60,000 shares.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. The Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

     The Committee also approved the compensation of the Corporation's other executive officers for 1993, following the principles and procedures outlined in this report.

                                          MANAGEMENT DEVELOPMENT AND
                                          COMPENSATION COMMITTEE

                                          Douglas C. Yearley, Chairman
                                          Lodwrick M. Cook
                                          James F. Gibbons
                                          J. J. Pinola
                                          David S. Potter

COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth the compensation for services in all capacities earned by each of the Corporation's Chairman and Chief Executive Officer and the other four most highly compensated executive officers of the Corporation and its subsidiaries (the "named executive officers") during the three fiscal years ended December 26, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                         -----------------------
                                                      ANNUAL COMPENSATION                  AWARDS
                                          -------------------------------------------    -----------    PAYOUTS
                                                                            OTHER        SECURITIES     --------
                                                                           ANNUAL        UNDERLYING       LTIP       ALL OTHER
              NAME OF AND                          SALARY     BONUS     COMPENSATION       OPTIONS      PAYOUTS    COMPENSATION
           PRINCIPAL POSITION              YEAR    ($)(A)     ($)(B)       ($)(C)          (#)(D)        ($)(E)       ($)(F)
           ------------------              ----    -------    -------   -------------    -----------    --------   -------------
D. M. Tellep                               1993    762,500    650,000        --            60,000       203,318        36,746
  Chairman of the Board and                1992    750,000    600,000        --            40,000        95,196        36,692
  Chief Executive Officer                  1991    675,000    550,000        --            44,624        89,775         --

V. N. Marafino                             1993    612,500    525,000        --            30,000       161,539        29,428
  Vice Chairman of the Board and Chief     1992    638,346    475,000        --            30,000        77,574        28,491
  Financial and Administrative Officer     1991    537,500    400,000        --            34,998        84,644         --

V. D. Coffman                              1993    382,500    300,000        --            15,000        47,533        66,051
  Executive Vice President                 1992    350,719    200,000        --             8,100        15,960        10,964
                                           1991    185,769    105,000        --             8,409        13,928         --

K. W. Cannestra                            1993    330,769    285,000        --            13,000        62,762        15,305
  Group President --                       1992    312,115    189,000        --            15,000        29,904        14,345
  Aeronautical Systems                     1991    263,558    224,000        --            15,832        31,044         --

V. P. Peline                               1993    293,750    235,000        --            13,000        62,046        14,114
  Group President --                       1992    278,750    233,000        --            15,000        30,363        13,634
  Electronic Systems                       1991    256,250    202,000        --            15,995         --            --

- ---------------

(a) Base salary increases are generally effective in September of each year. Amounts therefore can reflect a base salary earned for 75% of the year and an increased base salary earned for 25% of the year. Mr. Cannestra received a salary increase in March 1993 in connection with his assumption of expanded responsibilities. Salary amounts may include payment for vacation in lieu of time off.

(b) Reported amounts include awards for 1993 performance that were paid in early 1994 to Messrs. Coffman, Cannestra, and Peline under the Corporation's Management Incentive Compensation Plan ("MICP"). Payment of MICP awards for 1993 made to Messrs. Tellep and Marafino has been deferred and may be made in accordance with the provisions of the Corporation's Deferred Management Incentive Compensation Plan, which provides for interest on deferred amounts and payment in either a single sum or installments, as elected by the participant.

(c) Other Annual Compensation in the form of the value of certain perquisites did not, in the aggregate, exceed the lower of $50,000 or 10% of the aggregate 1993 salary and bonus compensation of any of the named executives.

(d) 1991 stock option grants include options granted in connection with SAR cancellation.

(e) Amounts reported include Long-Term Performance Plan awards for the period 1990-1992 which were paid in 1993. Mr. Peline elected to defer any award payable in 1991 until after his retirement.

(f) 1993 amounts include the Corporation's contributions to the qualified savings plan for Messrs. Tellep, Marafino, Coffman, Cannestra, and Peline of $5,236; $11,250; $5,236; $11,045; and $11,250, respectively; and the
     Corporation's contributions to the non-qualified supplemental plan of $31,510; $18,178; $13,151; $4,260; and $2,864, respectively. Of the $66,051 shown for Mr. Coffman, $46,164 represents taxable relocation reimbursement and $1,500 represents non-taxable relocation reimbursement. Information for 1991 is excluded in reliance upon applicable SEC transition rules.

     The table below shows information regarding grants of stock options made to the named executive officers under the Corporation's 1992 Employee Stock Option Program during the fiscal year ended December 26, 1993. The Corporation did not grant any stock appreciation rights during the 1993 fiscal year. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of zero percent, five percent and ten percent over the full ten-year term of the options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                              -------------------------------------------------------
                              NUMBER OF
                              SECURITIES     % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                              UNDERLYING      OPTIONS                                    ANNUAL RATES OF STOCK PRICE APPRECIATION
                               OPTIONS       GRANTED TO     EXERCISE OR                              FOR OPTION TERM
                               GRANTED      EMPLOYEES IN    BASE PRICE     EXPIRATION    ----------------------------------------
       NAME                   (#)(A,B,C)    FISCAL YEAR       ($/SH)          DATE       0% ($)      5% ($)(D)       10% ($)(D)
       ----                   ----------    ------------    -----------    ----------    ------    -------------    -------------
D. M. Tellep.................   60,000          9.5            58.81        2/2/2003       0           2,219,400        5,623,800
V. N. Marafino...............   30,000          4.7            58.81        2/2/2003       0           1,109,700        2,811,900
V. D. Coffman................   15,000          2.4            58.81        2/2/2003       0             554,850        1,405,950
K. W. Cannestra..............   13,000          2.0            58.81        2/2/2003       0             480,870        1,218,490
V. P. Peline.................   13,000          2.0            58.81        2/2/2003       0             480,870        1,218,490
All Lockheed Stockholders(e).     --            --              --             --          0       2,262,489,872    5,732,986,639

- ---------------

(a) Options granted pursuant to the Corporation's 1992 Employee Stock Option Program. The options are exercisable starting 12 months after the grant date with 50% of the shares covered thereby becoming exercisable at that time and with an additional 50% of the option shares becoming exercisable on the second anniversary date. Acceleration of the exercisability of the options may occur under certain circumstances, including mandatory retirement or a change in control. The options were granted with an exercise price of 100% of fair market value on the date of grant and for a term of 10 years (subject to earlier termination at or 12 months after a termination of employment other than by reason of death, disability or retirement). A description of certain additional features of this Option Program is provided under the section herein entitled "Employee Stock Option Programs."

(b) Under the terms of this Option Program, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(c) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(d)  The potential realizable values shown are on a pre-tax basis.

(e) The stockholder amounts shown above do not include dividends, and are based on the market price and outstanding shares of Common Stock held by all stockholders (other than the Corporation) on the grant date.

     THESE POTENTIAL REALIZABLE VALUES ARE BASED SOLELY ON ARBITRARILY ASSUMED RATES OF APPRECIATION REQUIRED BY APPLICABLE SEC REGULATIONS AND ARE NOT INTENDED TO FORECAST FUTURE APPRECIATION, IF ANY, OF THE COMMON STOCK. ACTUAL GAINS, IF ANY, ON OPTION EXERCISES AND COMMON STOCK HOLDINGS ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK, OVERALL STOCK MARKET CONDITIONS, AND OTHER FACTORS. THERE CAN BE NO ASSURANCE THAT THE POTENTIAL REALIZABLE VALUES SHOWN IN THIS TABLE WILL BE ACHIEVED.

     The following table sets forth information concerning the exercise of stock options during the 1993 fiscal year by each of the named executive officers and the fiscal year-end spread on unexercised "in-the-money" options. No stock appreciation rights were exercised in 1993 by the named executive officers or held by them at fiscal year-end.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE

                                                                          NUMBER OF
                                                                          SECURITIES
                                                                          UNDERLYING    VALUE OF UNEXERCISED
                                                                         UNEXERCISED        IN-THE-MONEY
                                                                           OPTIONS            OPTIONS
                                                                          AT FY-END          AT FY-END
                                                                             (#)               ($)(A)
                                                              VALUE      ------------   --------------------
                                         SHARES ACQUIRED   REALIZED(A)   EXERCISABLE/       EXERCISABLE/
    NAME                                 ON EXERCISE(#)        ($)       UNEXERCISABLE     UNEXERCISABLE
    ----                                 ---------------   -----------   ------------   --------------------
D. M. Tellep...........................            0                0       181,433/          4,970,141/
                                                                             80,000           1,151,400
V. N. Marafino.........................       30,800          640,925       145,998/          4,044,910/
                                                                             45,000             707,887
V. D. Coffman..........................        7,100          161,484        26,859/            736,291/
                                                                             19,050             262,733
K. W. Cannestra........................       51,950        1,299,911        23,332/            661,729/
                                                                             20,500             333,188
V. P. Peline...........................          891           28,793        80,395/          2,189,335/
                                                                             20,500             333,188

- ---------------

(a) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options. "Value Realized" and "Value of Unexercised In-the-Money Options" are on a pre-tax basis.

       The following table sets forth information concerning potential individual awards for the Long Term Performance Plan (the "LTPP") cycle beginning in the 1993 fiscal year for the 1993-1995 LTPP Cycle for each of the named executive officers.

              LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                      ESTIMATED FUTURE PAYOUTS
                                            PERFORMANCE OR     UNDER NON-STOCK PRICE BASED PLANS (A, B)
                                             OTHER PERIOD      ----------------------------------------
                                           UNTIL MATURATION     THRESHOLD       TARGET        MAXIMUM
                  NAME                       OR PAYOUT(B)          ($)            ($)           ($)
                  ----                     ----------------     ---------       -------       -------
D. M. Tellep.............................       3 years             0           484,946       969,892
V. N. Marafino...........................       3 years             0           386,388       772,776
V. D. Coffman............................       3 years             0           196,037       392,074
K. W. Cannestra..........................       3 years             0           166,868       333,736
V. P. Peline.............................       3 years             0           148,536       297,072

- ---------------

(a) Awards under the LTPP are based upon a combination of factors including (i) the Corporation's absolute percentage gain in total stockholder value as compared to an absolute target approved by the Compensation Committee, and
    (ii) the Corporation's investment value relative to a peer group investment value. The peer group is described below and is approved by the Compensation Committee.

(b) Under the terms of the Corporation's Long Term Performance Plan, the Compensation Committee retains discretion, subject to plan limits, to (i) adjust awards to take into account any exceptional factors influencing the award amounts generated by the award factor schedules, (ii) adjust the award of any individual participant, and (iii) defer payment of any individual participant's award.

     The industry peer group shown on the stock price performance graph (the "Peer Group") will be used as the standard for measuring the gain in stockholder value achieved by the Corporation during the 1993-1995 LTPP cycle. The relevant group for the 1990-1992 LTPP cycle, on which long-term compensation paid and reported in fiscal 1993 was based, included seven of the eight companies in the Peer Group. Loral was substituted for TRW in the Peer Group because of changes in their respective businesses from 1989 to 1992, which rendered Loral a more similar company.

INCENTIVE COMPENSATION PLAN

     The Corporation's Management Incentive Compensation Plan provides for incentive compensation payments to certain management employees selected by the Compensation Committee, which administers the plan. Approximately 874 employees are eligible to participate in this plan. The award of incentive compensation, if any, is made on an annual basis, generally during the first quarter of the year following the year during which the services on which the award is based were performed, although the Compensation Committee may defer payment of any individual participant's award. The aggregate amount of awards, if any, made under this plan is at the discretion of the Board of Directors following the recommendation of the Compensation Committee. Individual awards are typically determined by a formula which takes into consideration the performance of the employee and the operating company or organization to which the employee is assigned during the year in respect of which the award is earned. Companies are measured against specific financial objectives such as pre-tax earnings, cash flow management, and funded sign-ups. Also measured are other significant operational objectives. Subject to certain conditions, an employee may defer the payment of all or a portion of an award. All amounts accumulated and unpaid under this plan must be paid by the Corporation in a lump sum within fifteen calendar days following a change in control, as defined.

LONG TERM PERFORMANCE PLAN

     The Corporation's Long Term Performance Plan is intended to provide additional cash compensation to certain executive officers of the Corporation selected by the Compensation Committee. Approximately 40 employees are eligible to participate in this plan. Awards under the Long Term Performance Plan are based on the Corporation's financial performance over 3-year performance cycles, beginning in successive years. For plan cycles beginning prior to 1992, the performance measurements which will determine the awards are based on a combination of external and internal factors. The external factors consist of total stockholder return compared to the performance of selected aerospace companies and the Standard and Poor's 400 Industrials, and the internal measures consist of the extent to which predetermined targets of cash flow return on assets and achievement of funded sign-up goals are realized. Beginning with the plan cycle starting in 1992, the performance measurements under the plan will be based on the Corporation's absolute percentage gain in total stockholder value as compared to an absolute target and the Corporation's investment value relative to a peer group investment value. The performance measurement calculations under the plan are subject to review by the Corporation's independent auditors. The Compensation Committee retains discretion, subject to plan limits, to (i) adjust awards to take into account any exceptional factors influencing the award amounts generated by the award factor schedules, (ii) adjust the award of any individual participant, and (iii) defer payment of any individual award. Subject to certain conditions, an employee may defer all or a portion of the award. All amounts accumulated and unpaid under this plan must be paid by the Corporation in a lump sum within fifteen calendar days following a change in control, as defined.

SALARIED EMPLOYEE SAVINGS PLAN

     The Corporation's Savings Plan is available to substantially all salaried employees of the Corporation and its subsidiaries. Approximately 50,000 employees, including officers and key employees, participate in the Plan. The Savings Plan is intended to qualify under Sections 401(k) and 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Savings Plan, participants may elect to defer receipt of 2% to 12% of their regular compensation and have it contributed to the Savings Plan or make such contributions on an after-tax basis (the "Participant's Contribution"). The Corporation presently matches 60% of the first 8% of compensation contributed on behalf of the employee (the "Matching Contribution"). Under the Code, a maximum of $9,240 (subject to annual indexing adjustments) can be deferred under the Savings Plan in 1994. All amounts contributed to the Savings Plan by participants in excess of such maximum limitation are not treated as deferred compensation.

     All contributions are paid to a trustee and invested for the benefit of the participant. Participant Contributions are invested either entirely in a Bond Fund, a Securities Fund or a Short Term Investment Fund, or in a combination thereof, as specified by the individual participant. Alternatively, a participant may specify that 25% of such contributions be invested in Common Stock. 50% of the Corporation's Matching Contributions is invested in Common Stock and the remaining 50% is invested in the same funds as the Participant's Contribution.

     Effective March 27, 1989, the Corporation amended the Savings Plan to create the Lockheed (ESOP Feature) Trust (the "ESOP Trust") to fund a portion of the Corporation's Matching Contributions. On April 4, 1989, the Corporation sold to the ESOP Trust 10,613,458 shares of the Common Stock for an aggregate purchase price of $500 million. The purchase price was borrowed by the ESOP Trust and will be repaid over fifteen years, with release of shares from a suspense account to participants in the plan over that period as the loan is repaid. The Common Stock portion of the Corporation's Matching Contributions is fulfilled, in part, with the stock allocated from the suspense account (approximately 710,000 shares per year). The balance of the stock portion of the Corporation's Matching Contributions is fulfilled through purchases of Common Stock on the open market or from participants who terminate their employment by retirement or otherwise. 77,000 shares of Common Stock were purchased on the open market by the ESOP Trust in 1993. Participants' accounts become distributable to participants upon termination of employment, except that all or portions of the Corporation's Matching Contributions are forfeited under certain circumstances. In 1993 the ESOP Trust also sold on the open market 110,000 shares purchased from participants who terminated their employment by retirement or otherwise.

     The Savings Plan provides that the participants may instruct the ESOP Trust trustee to vote the shares allocated to their accounts and may separately instruct the ESOP Trust trustee to vote a proportionate amount of the unallocated shares held by the ESOP Trust. With respect to any allocated shares held by the ESOP

Trust for which instructions are not received, the ESOP Trust trustee may vote such shares in its discretion. All unallocated shares held by the ESOP Trust are to be voted by the ESOP Trust trustee on the same basis as unallocated shares for which instructions are received.

     Because of the limitations on annual contributions to the Savings Plan contained in the Code, certain employees are not allowed to elect to contribute the maximum 12% of compensation otherwise permitted by the Savings Plan. In order to afford to such employees approximately equivalent benefits of such full participation, the Board of Directors has authorized a supplemental plan in which these employees may participate. This plan is unfunded and provides for the payment from the general assets of the Corporation upon termination of employment, subject to restrictions similar to those contained in the Savings Plan, of amounts deferred by the employee in excess of the Code's deferral limit, the Corporation's Matching Contributions and the income on both. All amounts accumulated and unpaid under this supplemental plan must be paid by the Corporation in a lump sum within fifteen calendar days following a change in control, as defined.

RETIREMENT PLAN

     The Corporation's salaried employees retirement plan, which covers certain executive officers and most salaried employees, is noncontributory and provides that those employees meeting certain age and service requirements shall be entitled to certain benefits in the event of normal, early, disability, or deferred retirement. The plan also allows payment of benefits to a deceased employee's surviving spouse, provided that certain conditions are met. The amount of retirement benefits received by a retiree is subject to adjustment if one of several available optional payment arrangements is selected. The plan also provides for certain death benefits payable to designated beneficiaries of eligible retirees. The calculation of retirement benefits for the named executives is by a formula which includes years of credited service and average pay (salary plus bonus as set forth in the Summary Compensation Table) for the highest five consecutive years of the last ten years of employment with the Corporation preceding retirement.

     The plan protects the benefits of participants and retirees thereunder in the event of a non-Board approved change in control of the Corporation, as defined. The plan generally provides that (i) the plan may not be terminated and the benefits payable thereunder may not be adversely modified for a period of two years following such change in control; (ii) the plan may not be merged or consolidated with an underfunded plan during the five-year period following such change in control; and (iii) if the plan is terminated within the five-year period following such change in control, any surplus assets remaining after satisfaction of all plan liabilities, taxes and other rightful claims of the U.S. government shall be transferred to a trust and applied solely to the payment of certain employee benefits otherwise payable to employees and retirees (e.g., retiree medical benefits), which trust shall remain in existence at least until the expiration of such five-year term. In addition, during the five-year period following such change in control, the plan may not invest in securities issued by the Corporation or any entity in which 10% or more of the equity interests are held in the aggregate by officers, directors, or 5% stockholders of the Corporation or any of their affiliates.

     The maximum benefits under the plan are subject to the limitations from time to time in effect under the Code. In order to provide certain employees with a retirement benefit equal to that which they would have received in the absence of such limitations, the Board of Directors has authorized a supplemental retirement plan for the employees who are subject to such limitations. This supplemental plan provides for the payment of the difference between the actual benefits payable under the salaried employees retirement plan and the benefits that would have been payable under that plan except for such limitations. The Board of Directors has also authorized a supplemental retirement plan under which employees who are participants in the Management Incentive Compensation Plan will receive an additional retirement benefit in the amount of the difference between their benefit under the salaried employees retirement plan and what their benefit would be if the portion of their awards under the Management Incentive Compensation Plan not taken into account in determining such benefit due to certain Code limitations were taken into account and without regard to certain other limitations imposed by the Code. The additional benefit payable under each of these supplemental plans is calculated and payable in the same manner as the employee's benefit under the salaried employees retirement plan; except that each supplemental retirement plan provides that participants may elect a lump sum payment in lieu of annuity payments and that any participant receiving annuity payment benefits under such plans at the time of a change in control of the Corporation, as defined, will receive, in lieu of the continuation of such annuity payments, the actuarial equivalent of such benefits in a lump sum payable by the Corporation within thirty calendar days following the change in control. Each such plan is unfunded and provides for payments from the general assets of the Corporation.

     The following table sets forth estimated annual pension benefits under the salaried employees retirement plan and the supplemental plans on a single life annuity basis for representative years of credited service as defined in the salaried employees retirement plan.

                ESTIMATED RETIREMENT PLAN BENEFITS AT SELECTED
                     COMPENSATION AND SERVICE CATEGORIES

                                      ESTIMATED ANNUAL PENSION FOR
 FIVE-YEAR                      REPRESENTATIVE YEARS OF CREDITED SERVICE
  AVERAGE      ---------------------------------------------------------------------------
COMPENSATION      15           20           25           30           35            40
- ------------   --------     --------     --------     --------     --------     ----------
$  300,000     $ 66,910     $ 89,213     $111,516     $133,819     $156,122     $  178,620
   400,000       89,408      119,210      149,013      178,816      208,618        238,616
   500,000      111,906      149,208      186,510      223,812      261,114        298,611
   600,000      134,406      179,208      224,010      268,812      313,614        358,606
   700,000      156,902      209,203      261,504      313,805      366,106        418,601
   800,000      179,041      239,201      299,001      358,801      418,601        478,597
   900,000      201,899      269,198      336,498      403,798      471,097        538,592
 1,000,000      224,397      299,196      373,995      448,794      523,593        598,587
 1,100,000      246,895      329,194      411,492      493,790      576,089        658,582
 1,200,000      269,393      359,191      448,989      538,787      628,585        718,582
 1,300,000      291,893      389,191      486,489      583,787      681,085        778,577
 1,400,000      314,392      419,189      523,986      628,783      733,580        838,573
 1,500,000      336,890      449,186      561,483      673,780      786,076        898,568
 1,600,000      359,388      479,184      598,980      718,776      838,572        958,563
 1,700,000      381,886      509,182      636,477      736,772      891,068      1,018,558

     Such benefits are not subject to any deduction for Social Security benefits or other offset amounts. Messrs. Tellep, Marafino, Coffman, Cannestra, and Peline have approximately 38, 34, 26, 31, and 35 years of credited service under the plan, respectively.

TERMINATION BENEFITS AGREEMENTS

     The Corporation has entered into severance agreements (the "Termination Benefits Agreements") with 40 Board-elected executive officers, including Messrs. Tellep, Marafino, Coffman, Cannestra, and Peline. The Termination Benefits Agreements provide for the payment of certain benefits described below if within three years after the occurrence of a change in control of the Corporation, the covered executive officer either (a) is terminated by the Corporation (other than on account of death, disability or retirement of the officer or for "cause," defined in the Agreement to include, among other things, willful and continued failure to substantially perform his or her duties, or willful misfeasance or gross negligence related to his or her employment), or
(b) terminates his or her employment with the Corporation for "good reason" (as defined in the Agreement to include, among other things, a reduction in base salary, bonus or certain other benefits, certain changes in status, duties or position with the Corporation, or geographic relocation).

     The Corporation's Termination Benefits Agreements provide for lump sum cash payments of up to two times the officer's base annual salary at the time of the change in control or termination, two times an amount determined by multiplying the officer's base salary by the average percentage of awards under the Management Incentive Compensation Plan to base salary paid during the last two years; two times the Corporation's annual Matching Contributions on behalf of the officer to the Savings Plan; the cash value of the officer's target established under the Long Term Performance Plan performance cycles as in effect on the date of termination; and the equivalent cash value of providing certain health and dental insurance plans and other fringe benefits as in effect prior to the change in control for a two-year period following termination. The termination of employment must be an actual or constructive termination (other than because of death, disability, retirement under the salaried retirement plan or for cause). If the officer obtains other employment, the payments received on termination shall be reduced to the extent that compensation received between thirteen and twenty-four months after termination from the new employer exceeds fifty percent of the annualized benefits provided by the Termination Benefits Agreement, provided that in no event will the benefits be reduced to below one year's annual compensation. Additional benefits provided by the agreements include the vesting of all retirement benefits and the addition of two years of credited service under the salaried retirement plans. Benefits under the Termination Benefits Agreements may be subject to an excise tax payable by the officer, and may not be deductible by the Corporation, to the extent they exceed certain statutory limitations. Each of the agreements continues in effect through the end of the calendar year and is automatically extended on each January 1 thereafter for an additional year unless the Corporation gives the officer advance notice to the contrary. The Corporation has established a trust for the purpose of securing the payment of the benefits provided under the Termination Benefits Agreements and certain other executive benefit plans in the event of a change in control of the Corporation.

EMPLOYEE STOCK OPTION PROGRAMS

     The Corporation's 1982 Employee Stock Purchase Program (the "1982 Program") and 1986 Employee Stock Purchase Program (the "1986 Program") and 1992 Employee Stock Option Program (the "1992 Program") initially authorized grants of options and stock appreciation rights to acquire up to 1,250,000 shares, 2,750,000 shares and 3,000,000 shares, respectively, of the Corporation's authorized but unissued Common Stock. Such grants are limited to officers and other key employees of the Corporation and its subsidiaries. Non-employee directors and members of the Compensation Committee are not eligible to participate in the 1982 Program, the 1986 Program or the 1992 Program. The number of shares subject to outstanding options theretofore granted under the 1982 Program and the number of shares authorized for grants under the 1982 Program were adjusted in accordance with their respective terms to reflect the three-for-one split of the Corporation's Common Stock which became effective on August 22, 1983.

     The 1982 Program, the 1986 Program and the 1992 Program are each composed of two separate stock option plans. The first plan provides for the grant of options intended to qualify as incentive stock options under Section 422A of the Code. Options granted under this incentive stock option plan cannot be accompanied by stock appreciation rights. The second plan provides for the grant of stock options that are not incentive stock options and that may, at the discretion of the Board of Directors, include the grant (at the time the option is granted or at any time during the option's term) of stock appreciation rights relating to options. A stock appreciation right, which cannot be exercised within the first six months of grant, relates to a particular option and extends to a specified number of shares that can be no more than 50% of the number of shares subject to the related option. The holder of an option with a companion stock appreciation right, accordingly, is able to purchase half the shares then exercisable under the stock option and receive payment, in cash or Common Stock, as determined by the Compensation Committee, on the remaining half equal to the appreciation in value of such shares since the date of such option grant.

     Grants under the 1982 Program and the 1986 Program were made by the Board of Directors after consideration of the recommendations of the Compensation Committee. Under the terms of the 1992 Program, grants are made by the Compensation Committee, which consists of non-employee directors who are not eligible to participate in the 1982 Program, the 1986 Program, or the 1992 Program. The 1982 Program, the 1986 Program and the 1992 Program provide that the option price may not be less than the fair market value of the Common Stock on the date of grant and that, except as otherwise determined by the Compensation Committee with respect to the 1986 Program and the 1992 Program, options may not be exercised prior to one year after the date of grant. The 1986 Program and the 1992 Program further provide that, if the Board of Directors determines that a change in control, as defined, has occurred or is about to occur, outstanding options and any companion stock appreciation rights, to the extent not exercisable, will become fully exercisable. No additional grants may be made under the 1982 Program which terminated on February 28, 1992.

     At March 1, 1994, 256,077, 1,411,162 and 1,719,173 shares of the
Corporation's Common Stock were reserved for issuance on exercise of options under the 1982 Program, the 1986 Program and 1992 Program, respectively.

CHANGE IN CONTROL PROVISIONS

     A "change in control," for purposes of the plans and benefits described in this Proxy Statement, is generally deemed to have occurred if (a) any person (other than a fiduciary holding securities under an employee benefit plan of the Corporation) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities; or (b) during any period of two consecutive years, there occur certain changes in the composition of a majority of the Board of Directors; or (c) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other entity that results in the voting securities of the Corporation outstanding immediately prior to such event continuing to represent (following any conversion or similar change) less than 80% of the combined voting securities of the surviving entity outstanding immediately after such event; or (d) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Based solely on the Corporation's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Corporation believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1993.

                    SECURITY HOLDINGS OF EXECUTIVE OFFICERS

     The following table sets forth the aggregate number of shares of Common Stock owned beneficially by each of the named executive officers as of February 28, 1994 except as otherwise indicated, including shares held indirectly under the Savings Plan (the "ESOP Shares"), and shares subject to options granted under the Corporation's stock option plans that are presently exercisable or exercisable within 60 days of February 28, 1994 ("Option Shares"). None of such persons owned over 1% of the outstanding shares of common stock; certain of such persons share with their spouses voting and dispositive powers with respect to the reported shares.

                                                              AGGREGATE SHARES      ESOP      OPTION
   NAME                                                      BENEFICIALLY OWNED   SHARES(A)   SHARES
   ----                                                      ------------------   ---------   -------
D.M. Tellep................................................        241,909           841      231,433
V.N. Marafino..............................................        218,079           955      175,998
V.D. Coffman...............................................         40,326           717       38,409
K.W. Cannestra.............................................         38,069           737       37,332
V.P. Peline................................................         97,792           967       94,395

- ---------------

(a) Information as to ESOP shares is as of December 31, 1993.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the shares of the Corporation's Common Stock which are held by persons known to the Corporation to be the beneficial owners of more than 5% of such stock, and by all executive officers and directors as a group. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote or dispose of securities regardless of any economic interest therein and includes the right to acquire securities on or within 60 days of the applicable date. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth in the following table is as of December 31, 1993, except as otherwise indicated.

                                                                                        BENEFICIAL OWNERSHIP
                                                                                       -----------------------
                                                                                         NUMBER       PERCENT
                NAME AND ADDRESS OF STOCKHOLDER                     CLASS OF STOCK     OF SHARES      OF CLASS
                -------------------------------                     --------------     ----------     --------
US Trust Company of California, N.A., New York, N.Y., as trustee        Common         16,057,125(a)    25.6%
of the Lockheed (ESOP Feature) Trust established under the
Lockheed Salaried Employee Savings Plan Plus, and the trustee of the Lockheed (Hourly ESOP) Trust established under the
Lockheed Hourly Employee Savings Plan Plus and the Lockheed
Space Operations Company Hourly Investment Plan Plus
  555 South Flower Street
  Los Angeles, California 90071

INVESCO PLC                                                             Common          5,301,085(b)     8.5%
 11 Devonshire Square
 London EC2M 4YR
 England

Sanford C. Bernstein & Co., Inc.                                        Common          4,964,960(c)     8.0%
 One State Street Plaza
 New York, New York 10004-1545

All executive officers and directors of the Corporation
 as a group (53 persons)                                                Common          1,263,610(d)     2.0%

- ------------

(a) As reported in Schedule 13G dated February 11, 1994. Stockholder has sole dispositive power and shared voting power with respect to the number of shares stated.

(b) As reported in Schedule 13G dated February 10, 1994. Stockholder has sole voting power with respect to none of the shares, shared voting power with respect to 5,301,085 of the shares, sole dispositive power with respect to none of the shares and shared dispositive power with respect to 5,301,085 of the shares.

(c) As reported in Schedule 13G dated February 14, 1994. Stockholder has sole voting power with respect to 2,719,366 of the shares and sole dispositive power with respect to 4,964,960 of the shares.

(d) Includes 1,156,397 shares which are subject to presently exercisable options or options which are exercisable within sixty days after December 31, 1993; 24,783 shares held as of December 31, 1993, by the Savings Plan for the beneficial interest of officers; 10,488 shares held for the benefit of non-employee Directors as of February 28, 1994, by the trustee of the Directors' Deferred Compensation Plan and as to which such non-employee Directors have no voting or investment power, other than as to a tender offer; and certain shares with respect to which the officers and Directors disclaim beneficial ownership or do not have sole investment and voting power.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the Corporation's cumulative stockholder return on its Common Stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Stock Index and the peer group identified below. The graph shall not be deemed incorporated by reference in any general incorporation by reference of this proxy statement or any part thereof.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                     FOR THE PERIOD ENDED DECEMBER 31, 1993

                                                  STANDARD &
      MEASUREMENT PERIOD                          POOR'S 500      PEER GROUP
    (FISCAL YEAR COVERED)          LOCKHEED         INDEX           INDEX
1988                                100.00          100.00          100.00
1989                                 98.20          131.69          100.25
1990                                 89.63          127.60          101.88
1991                                125.61          166.47          131.23
1992                                164.96          179.15          159.63
1993                                206.04          197.21          228.27

            Industry peer group: General Dynamics Corp., Grumman Corp., Loral Corp.,
            Martin Marietta Corp., McDonnell Douglas Corp., Northrop Corp., Raytheon Co., and Rockwell Intl. Corp.

            Source of data: Standard & Poor's Compustat Services, Inc.

                              ELECTION OF AUDITORS

     The Board of Directors, after consideration of the recommendation of the Audit Committee, has nominated the independent public accounting firm of Ernst & Young as the Corporation's independent auditors for the year 1994. Stockholders will be asked to elect Ernst & Young at the Annual Meeting. Election will require the favorable vote of the holders of a majority of the Common Stock represented and voting at the meeting. Although election of the auditors by stockholders is not legally required, the Corporation's Board of Directors believes such election to be in the best interest of the Corporation. Ernst & Young also served as the Corporation's auditors for the fiscal year ended December 26, 1993. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and be available at that time to respond to appropriate questions.

                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL REGARDING THE SPACE-BASED NUCLEAR DEFENSE SYSTEM

     The Glenmary Home Missioners, whose mailing address is P.O. Box 465618, Cincinnati, Ohio, 45246-5618, beneficial owner of 100 shares of Common Stock, and the Medical Mission Sisters, located at 20 Belgrade Avenue, Room 6, Roslindale, Massachusetts 02131, and which also owns 100 shares of Common

Stock, have advised the Corporation that they intend to present the following proposal at the annual meeting. The proposal and supporting statement, as submitted by the proponents, are set forth below.

     WHEREAS Star Wars is far from dead despite its name change from "Strategic
             Defense Initiative" to "Ballistic Missile Defense (BMD)."

     WHEREAS we believe, it is an ironic twist to the end of the Cold War that the U.S. has accelerated plans to deploy strategic defenses against intercontinental ballistic missiles. These plans undermine international law and threaten satellite communication and verification systems which make possible arms control agreements.

     WHEREAS the U.S. and Russia, as well as other countries, are struggling for arms control agreements. Because no country has an effective anti-satellite weapons system (ASAT), a bilateral ban on ASAT testing could succeed.

     WHEREAS in 1992 Lockheed ranked 3 among the top 100 Department of Defense
             (DOD) contractors with contracts in excess of $4.6 billion and 6 among the 15 largest "Star Wars" contractors with contracts in excess of $97 million;

     THEREFORE BE IT RESOLVED the shareholders request the Board of Directors to provide a comprehensive report describing our Company's involvement in the nuclear defense system, formerly the space-based Star Wars or Strategic Defense Initiative, and now called Ballistic Missile Defense. The report should be available to shareholders on request within six months of the 1994 annual meeting, may omit proprietary and classified information and be prepared at reasonable cost.

STOCKHOLDER'S SUPPORTING STATEMENT

     As investors, we are concerned about company dependence upon Department of Defense contracts and hope a written report would describe the following aspects:

          -- current value of outstanding contracts to develop components for the Ballistic Missile Defense Organization;

          -- amount of Lockheed's own money (versus DOD funding) spent on in-house research and development (R&D) for the BMD program. Since the current mission has a more traditional ground-based orientation, is it likely that Lockheed will designate more of its own R&D money for the program?

          -- Lockheed's efforts to diversify into non-DOD contracts in this segment of its aerospace and defense division;

          -- how annual threats to cut federal funding for the components of the former SDI program affect our company;

          -- the moral and financial reasons for bidding on DOD contracts.

     Space-based missile defense systems have been a central national security issue since the early 1980s. The newest plan includes a space-based component with satellite sensors and extensive research into "brilliant pebbles" or interceptors. Some $4.9 billion already has been spent on directed energy research and development and another $103 million was requested for FY94. While R&D is the pillar of the congressional program, BMD now entails deployment for the first time.

     The church-related sponsors of this resolution question the intent of the special-interest groups who lobby Congress to make weapons a higher priority than meeting human needs. We believe further expenditures for development of space-based nuclear defense systems are immoral and indefensible.

     We urge release of information about the extent to which our company is involved in the research, production and promotion of weapons for the Ballistic Missile Defense Organization.

BOARD OF DIRECTORS' STATEMENT RECOMMENDING A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

     A virtually identical proposal was submitted to a vote of the stockholders in 1993, and was supported by only 6.61% of the shares outstanding. The present proposal supposes that the Corporation is involved in space-based programs that threaten international peace. In fact, the Corporation's current space-based programs include peaceful surveillance systems that would provide our country and our allies warning of an imminent attack, and thus serve as a key deterrent to aggression. These programs have been supported by Congress, and the Board believes that the Corporation's efforts are strongly supported by a majority of Americans.

     The introductory recitals to the proposal and the proponent's supporting statement reflect political and ideological views toward national defense policy. While reasonable people may disagree as to the relative merits of one strategy or policy over another, the Board of Directors believes that the Corporation's Proxy Statement and Annual Meeting are not proper forums for this debate. Views on these issues are better addressed to the government and elected representatives who are ultimately responsible for determining national defense and security policy.

     Furthermore, the Board of Directors believes that the report called for in the proposal would impose an unnecessary burden and expense on the Corporation with little or no resulting benefit to the stockholders. The Corporation already reports on its Missiles and Space Systems segment in its annual and quarterly reports which are mailed to all stockholders and filed with the Securities and Exchange Commission. In the view of the Board, the special report called for in the proposal is unnecessary, unwarranted, and in any event would be limited by the Corporation's need to protect proprietary and confidential business information and by United States Government regulations restricting the disclosure of strategic or classified information to protect national security.

     For these reasons, the Board of Directors recommends that stockholders vote AGAINST the proposal. If the proposal is properly presented at the meeting, proxies solicited by the Board will be voted AGAINST the proposal unless the stockholder otherwise specifies in the proxy.

                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL TO SUSPEND THE MANAGEMENT INCENTIVE COMPENSATION PLAN
(MICP) AND TO IMPOSE OTHER RESTRICTIONS ON MANAGEMENT COMPENSATION

     Mr. Philip A. Jarrell, an employee of the Company's wholly owned subsidiary, Lockheed Missiles and Space Company ("LMSC"), who resides at 2345 D Street, Fremont, California 94536, and is the beneficial owner of 245 shares of the Corporation's common stock, has advised the Corporation that he intends to present the following proposal at the Annual Meeting. The proposal and supporting statement, as submitted by Mr. Jarrell, are set forth below.

     WHEREAS Lockheed's Management Incentive Compensation Plan should recognize innovative approaches to business growth, and seek to reward decision-makers for career risks assumed in pursuing commercial ventures, and

     WHEREAS there has been much reluctance by management to engage in ventures which entail risk, or to assume career risk in the pursuit of commercial business growth, and

     WHEREAS Lockheed has achieved much of its recent record profitability through headcount reductions in the line workforce, leading many employees to perceive continuing bonus payments to management as unwarranted, and

     WHEREAS employee motivation, which is key to successful defense conversion and growth in competitiveness, depends upon the perception of fairness on management's part,

     BE IT THEREFORE RESOLVED that the shareholders request suspension of the MICP, effective immediately, with reinstatement on a company-by-company basis, and contingent upon each company keeping layoff and termination activity to below five percent of its workforce annually over any two consecutive years having commenced January 1, 1992, and will, for corporate personnel, be contingent upon the same criteria applied to the corporation as a whole, but excluding the Fort Worth Company from the workforce baseline, and further

     RESOLVED that, until reinstatement is achieved, each remaining compensation category for personnel currently eligible for the MICP be tied to that of calendar year 1993, plus an annual rate of increase not to exceed the average salary increase among all employees at their respective companies, or among all employees of the corporation in the case of corporate personnel.

STOCKHOLDER'S SUPPORTING STATEMENT

     As its skilled, intelligent workforce is Lockheed's greatest asset, future profitability and value to shareholders depends upon employee motivation. These are threatened by employee cynicism and mistrust of management because of widespread feelings that the MICP rewards them far beyond their accomplishments.

     The recent record growth in profitability has resulted largely from massive headcount reductions through layoff, cuts in benefits, and incentivized retirements, causing a large, temporary downspike in expenses. Line workers generally do not believe that management should be rewarded for this, especially since they only incidentally retain the competitive skills mix best qualified to advance defense conversion efforts.

     Suspending the MICP will foster worker dedication, enthusiasm and productivity. Seeing management share the sacrifices will help reverse the view that it is isolated, elitist, and insensitive to employee concerns over job security and personal solvency. A further benefit will be an increase to working capital. The millions of dollars not paid out as bonuses should be used to retain jobs, and fund commercial ventures. This will best maximize the Corporation's value to shareholders, among them executives who, though losing some bonus payments, will benefit through their stock options.

For the sake of Lockheed's continued competitiveness, diversification, and growth, please vote your proxy FOR this proposal. Thank you.

BOARD OF DIRECTOR'S STATEMENT RECOMMENDING A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

     This proposal requests that the Board of Directors suspend the Corporation's Management Incentive Compensation Plan ("MICP") and link reinstatement of the MICP to limits on layoff activity. The proposal further requests that the Board of Directors impose arbitrary limitations on the rate of increase in other types of compensation paid to MICP-eligible employees. The Board of Directors believes that these actions would adversely affect the Corporation by limiting its flexibility to establish and design compensation programs which will attract, motivate and retain top quality managers.

     The Corporation's management compensation objectives and policies are established and reviewed by the Management Development and Compensation Committee of the Board of Directors (the "Committee"), which is comprised solely of non-employee directors. The Committee reviews and approves salaries, bonuses, and other compensation programs provided to senior executives of the Corporation and reviews and analyzes compensation programs provided to managers, including the MICP. With the advice of management compensation consultants, the Committee has structured the Corporation's management compensation programs to be competitive with other aerospace companies and to provide strong incentives to key managers to achieve the Corporation's short and long-term goals.

     The Board of Directors believes that the proposal, if implemented, could significantly hinder the Committee's efforts to ensure that the Corporation's key managers have proper incentives for maximizing shareholder value. Suspending the MICP would eliminate a key component of the Corporation's incentive-based compensation program. Furthermore, limiting other forms of compensation paid to managers would further restrict the flexibility the Committee believes that it needs to design competitive compensation packages and to react to business circumstances. In the Board's view, implementation of the proposal could place the Corporation at a disadvantage in recruiting and retaining qualified individuals to manage the Corporation's business, and, over the long term, could adversely affect the value of the stockholders' investment.

     For these reasons, the Board of Directors recommends that stockholders vote AGAINST this proposal. If the proposal is properly presented at the meeting, proxies solicited by the Board will be voted AGAINST the proposal unless the stockholder otherwise specifies in the proxy.

     Messrs. Tellep and Marafino and all other executive officers of the Corporation are eligible to participate and receive awards under the MICP and further receive other forms of compensation which are proposed to be affected by the terms of this proposal. Because of their personal interest in the proposal, Messrs. Tellep and Marafino have abstained from the Board of Directors' recommendation against this proposal.

                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL TO ENDORSE THE COALITION FOR ENVIRONMENTALLY RESPONSIBLE ECONOMIES (CERES) PRINCIPLES

     The New York City Employee's Retirement System, in care of the Comptroller's Office of the City of New York, located at 1 Centre St., New York, New York 10007-2341, and beneficial owner of 111,700 shares of the Corporation's common stock, has advised the Corporation that it intends to present the following proposal at the Annual Meeting. The proposal and supporting statement, as submitted by the New York City Employee's Retirement System, are set forth below.

     WHEREAS WE BELIEVE:

     The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

     Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

     Standardized environmental reports will provide shareholders with useful information which allows comparison of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

     AND WHEREAS:

     The Coalition for Environmentally Responsible Economies (CERES), which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts, consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies, including the Sun Company, a Fortune-500 company, have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability.

     In endorsing the CERES Principles, a company commits to work toward:

      1. Protection of the biosphere

      2. Sustainable use of natural resources and services

      3. Waste reduction and disposal

      4. Energy conservation

      5. Risk reduction

      6. Safe products

      7. Environmental restoration

      8. Informing the public

      9. Management commitment

     10. Audits and reports

     The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston, MA 02110. Telephone:
(617) 451-0927.

     Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop;

     (a) standards for environmental performance and disclosure;

     (b) appropriate goals relative to these standards;

     (c) evaluation methods and tools for measurement of progress toward these goals; and

     (d) a format for public reporting of this progress.

     We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

     RESOLVED: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact.

SHAREHOLDER'S SUPPORTING STATEMENT

     We invite the Company to endorse the CERES Principles by:

     (1) stating its endorsement in a letter signed by a senior officer;

     (2) commiting to implement the Principles; and

     (3) annually completing the CERES Report.

     Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

     We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact.

BOARD OF DIRECTORS' STATEMENT RECOMMENDING A VOTE AGAINST THIS STOCKHOLDER PROPOSAL

     The Corporation is committed to environmental protection. This commitment has been established through internal directives and has been reflected in prior public statements expressing the Corporation's determination to conduct its operations in an environmentally responsible manner. Like many other companies engaged in similar applications and lines of business, the Corporation is involved in various proceedings and is the subject of various administrative orders relating to environmental matters, including those described in Note 11 to the consolidated financial statements included in the Corporation's 1993 Annual Report (which "Environmental Matters" portion of such Note is hereby incorporated by reference). However, the Corporation has taken steps to reduce pollution, increase recycling and otherwise improve its compliance with applicable environmental standards. For example, the Corporation is a voluntary participant in the EPA's "33/50 Program," which targets a 50% reduction in the use of 17 designated toxic chemicals by 1995. Similarly, the Corporation is phasing out its use of "ozone depleting substances" in advance of the time table mandated by the Clean Air Act Amendments of 1990.

     The Corporation is subject to the comprehensive structure of environmental laws and regulations established by federal, state, and local government agencies. The Board of Directors does not believe that the additional obligations imposed by the CERES proposal are necessary for environmental activities, and the Board believes that the cost of preparing the additional CERES reports would be unwarranted.

     Finally, the Board of Directors does not believe that a private group such as CERES should be directly involved in regulation of the Corporation's environmental policy. Instead, it should be the Board of Directors and management of the Corporation, working together with public officials, who are the proper arbiters of the Corporation's efforts to protect the environment.

     For these reasons, the Board of Directors recommends that stockholders vote AGAINST the proposal. If the proposal is properly presented at the meeting, proxies solicited by the Board will be voted AGAINST the proposal unless the stockholder otherwise specifies in the proxy.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal which a stockholder intends to present at the next Annual Meeting of Stockholders must be received at the office of the Secretary of the Corporation by December 8, 1994, if such proposal is to be considered for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

                           INCORPORATION BY REFERENCE

     The "Environmental Matters" portion of Note 11 to the consolidated financial statements included in the Corporation's 1993 Annual Report is incorporated herein by reference.

                                 MISCELLANEOUS
EXPENSES

     All the expenses of soliciting proxies from stockholders will be borne by the Corporation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock, and such persons will be reimbursed for their expenses. Proxies may be solicited by Directors, officers or employees of the Corporation in person or by telephone or telegraph and by Georgeson & Co. Inc., which has been retained by the Corporation to aid in the solicitation. Georgeson & Co., Inc. will be paid a fee of approximately $15,000, plus expenses, for its services.

                                          By Order of the Board of Directors,

                                                    CAROL R. MARSHALL
                                                        Secretary

Calabasas, California
April 7, 1994

- --------------------------------------------------------------------------------

                                                                 ANNUAL MEETING OF
                 [LOGO]              PROXY                    STOCKHOLDERS TO BE HELD
                                                             ON MAY 10, 1994, 9:30 A.M.
                                                                 CONVENTION CENTER
                                                               2500 N. HOLLYWOOD WAY
                                                                    BURBANK, CA

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J.J. Pinola, David S. Potter, and Daniel M. Tellep, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Lockheed Corporation held of record by the undersigned on March 21, 1994 at the Annual Meeting of Stockholders to be held on May 10, 1994, and at any adjournments or postponements thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.  ELECTION OF DIRECTORS        / / FOR all nominees listed below        / / WITHHOLD AUTHORITY to vote
    (check one box only)             (except as indicated below)              for all nominees listed below

              (INSTRUCTION: To withhold authority to vote for any individual nominee(s) check the "FOR" box above and write that nominee's name on the space provided below.)

          ----------------------------------------------------------

Lynne V. Cheney, Lodwrick M. Cook, Houston I. Flournoy, James F. Gibbons, Robert G. Kirby, Lawrence O. Kitchen, Vincent N. Marafino, J.J. Pinola, David S. Potter, Frank Savage, Daniel M. Tellep, Carlisle A.H. Trost, James R. Ukropina, and Douglas C. Yearley.

2.  FOR / /  AGAINST / /  ABSTAIN / /  election of Ernst & Young as the
                                       Corporation's independent auditors
                                       for the year 1994.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

3.  FOR / /  AGAINST / /  ABSTAIN / /  adoption of a stockholder proposal regarding the space-based nuclear
                                       defense system.

                 (To be completed and signed on reverse side)
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

4.  FOR / /  AGAINST / /  ABSTAIN / /  adoption of a stockholder proposal to suspend the Management Incentive
                                       Compensation Plan and to impose other
                                       restrictions on management compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 5.

5.  FOR / /  AGAINST / /  ABSTAIN / /  adoption of a stockholder proposal regarding the endorsement of the
                                       Coalition for Environmentally
                                       Responsible Economies principles.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The submission of this proxy if properly executed revokes all prior proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4 AND 5.

Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.
                                                   Dated:______________, 1994

                                                   --------------------------

                                                   --------------------------

                                                   (Signature of Stockholder)
                                                     Please sign exactly as
                                                    your name appears hereon

        PLEASE BE CERTAIN YOU DATE THIS PROXY AT THE TIME YOU SIGN IT.
- --------------------------------------------------------------------------------

                                   Appendix


1.  Maps preceding page 1 show location of Annual Meeting of Stockholders.

                                EXHIBIT INDEX


Exhibit
Number
- -------
  13         "Environmental Matters" portion of Note 11 to the
             consolidated financial statements included in Lockheed
             Corporation's 1993 Annual Report.
